                     Exhibit B

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NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended June 30, 2000
(Unaudited, Subject to Adjustment)
               Twelve
          QuarterMonths
               --------------

INCOME


     Revenue (1)     $   0     $447,114
               -----     --------
     Total income     0     447,114
               -----     --------


EXPENSES

     Operating expenses
          Cost of sales     0     404,041
          Depreciation and amortization     160     8,675
          Selling, general and administrative expenses     27     45,319
          Income tax     (10)     (3,842)
               -----     --------
     Total operating expenses     177     454,193
               -----     --------

     Operating income (loss)     (177)     (7,079)

     Other income (expense), net     0     970
               -----     --------
Net income (loss)     (177)     (6,109)

Accumulated deficit at beginning of period     (26)     (24,656)
Fair value purchase accounting adjustment      0     30,562
               -----     --------
Accumulated deficit at end of period     $(203)     $   (203)
               =====     ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)


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